EXHIBIT 99.1

KemPharm, Inc. Reports Third Quarter 2018 Results

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 4:30 p.m. ET

Development Highlights:

●	Announced positive topline results from KP415.E01 efficacy and safety trial in children with attention deficit hyperactivity disorder (ADHD)
●	Announced positive topline results from the oral and intranasal human abuse potential (HAP) trials of KP415 Prodrug; successfully completed KP415 HAP clinical program
●	Presented data from the intranasal and intravenous HAP trials of KP415 Prodrug at the American Academy of Child & Adolescent Psychiatry meeting

Corporate Highlights:

●	Entered into a collaboration and license agreement with KVK Tech, Inc. for the commercialization of APADAZ® in the U.S.
●	Announced technology collaboration with twoXAR, Inc. to develop prodrug-based therapies for multiple indications
●	Hosted KOL investor event focused on the ADHD treatment landscape

Financial Highlights:

●	Net loss of $0.94 per basic and diluted share for the quarter ended September 30, 2018, compared to net loss of $0.68 per basic and diluted share for the quarter ended September 30, 2017
●	Completed an underwritten public offering of 8,333,334 shares of common stock at $3.00 per share and net proceeds of approximately $23.2 million
●	Total cash and investments were $14.1 million at September 30, 2018, total cash and investments pro forma post-offering were approximately $37.3 million

Celebration, FL – November 8, 2018 – KemPharm, Inc. (NASDAQ: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today reported its corporate and financial results for the third quarter ended September 30, 2018, including an update on clinical development events related to its prodrug development pipeline.

“This has been one of the most important periods in KemPharm’s history,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “In the span of just four months, we completed the KP415 efficacy and human abuse potential (HAP) programs, announced a definitive collaboration and license agreement with KVK for the U.S. commercial rights for APADAZ, entered into a technology collaboration with twoXAR to develop novel prodrugs, and solidified our balance sheet. As a result of these efforts, we believe we are now well-positioned to file a New Drug Application (NDA) as soon as the first quarter of 2019 for what we believe is a differentiated methylphenidate product for the high-demand ADHD treatment market, commercialize APADAZ with KVK, and create new opportunities to apply our prodrug expertise to under-served therapeutic areas.”

“Much has been accomplished recently; however, we have only just begun to unlock KemPharm’s value potential,” Mickle continued. “With partnering discussions for KP415 and KP484 advancing towards a potential year-end event, and launch preparation for APADAZ soon to commence in anticipation of a commercial launch in the second half of 2019, we believe the remainder of 2018 and all of 2019 will be a time of substantial growth and opportunity for our company.”

Q3 2018 Financial Results:

For Q3 2018, KemPharm’s reported net loss was $15.1 million, or $0.94 per basic and diluted share, compared to a net loss of $10.0 million, or $0.68 per basic and diluted share for the same period in 2017. Net loss for Q3 2018 was driven primarily by a loss from operations of $18.0 million and net interest expense and other items of $1.6 million, partially offset by non-cash fair value adjustment income of $4.5 million. Loss from operations increased from $9.6 million in Q3 2017 to $18.0 million in Q3 2018, which was primarily due to an increase of $7.0 million in research and development expenses and severance expense of $1.6 million, partially offset by a decrease of $0.3 million in general and administrative expenses.

As of September 30, 2018, total cash and investments, which is comprised of cash, cash equivalents, restricted cash and marketable securities, was $14.1 million, which was a decrease of $15.2 million compared to June 30, 2018.

On October 10, 2018, the Company closed an underwritten public offering of 8,333,334 shares of its common stock at $3.00 per share, receiving net proceeds of approximately $23.2 million.  Pro forma total cash and investments following the offering were approximately $37.3 million.

Conference Call Information:

KemPharm will host a conference call and live audio webcast with slide presentation on Thursday, November 8, 2018, at 4:30 p.m. ET, to discuss its corporate and financial results for the third quarter of 2018. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 8398090

An audio webcast with slide presentation will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning later today, November 8, 2018, at approximately 5:30 p.m., ET.

Recent and Q3 2018 Activities:

●	Entered Into License Agreement with KVK Tech for the Commercialization of APADAZ

On October 30, 2018, KemPharm announced that it had entered into a definitive collaboration and license agreement with KVK Tech, Inc. for the U.S. commercial rights to its FDA-approved prodrug product, APADAZ (benzhydrocodone and acetaminophen tablets). Under the terms of the agreement, KemPharm is eligible to receive up to an estimated $3.4 million in pre-launch payments and certain cost reimbursements, including a $2.0 million payment upon achievement of a specified milestone related to the initial formulary adoption of APADAZ, as well as an aggregate of up to $53 million in milestone payments tied to specific net sales levels. In addition, net profits will be shared between KemPharm and KVK up to 50% based on achieving specified net sales levels. KVK has the exclusive right for all commercial, manufacturing, packaging and distribution activities for APADAZ in the U.S. and will be responsible for all regulatory and commercialization-related expenses.

●	Announced Technology Collaboration with twoXAR, Inc. to Develop Prodrug-Based Therapies for Multiple Indications

On October 23, 2018, KemPharm and twoXAR, Inc. announced that they have entered into a technology collaboration to develop prodrug-based therapies for multiple therapeutic areas and indications. This collaboration combines twoXAR’s AI-based technology to identify and de-risk drug product candidates developed with KemPharm’s LAT™ technology to create new prodrugs that are designed to address unmet patient needs, improve the profile of drug product candidates and generate long-lived composition-of-matter patents.

●	Hosted KOL Investor Event Focused on the ADHD Treatment Landscape

On October 11, 2018, KemPharm hosted an investor event featuring a discussion with key opinion leaders and prescribing physicians in the field of ADHD. The KemPharm ADHD Investor Event was organized to provide investors with a comprehensive review of the dynamics influencing the ADHD treatment landscape, including current challenges and unmet medical needs, as well as an overview of KemPharm’s ADHD prodrug portfolio, which is highlighted by its two lead investigational prodrug candidates for treating ADHD, KP415 and KP484.

●	Completed Underwritten Public Offering of Common Stock

On October 5, 2018, KemPharm announced the pricing of its underwritten public offering of 8,333,334 shares of its common stock at a price to the public of $3.00 per share. The transaction subsequently closed on October 10, 2018, and the Company received net proceeds of approximately $23.2 million. KemPharm intends to use the net proceeds of the offering primarily to fund an NDA submission for KP415, to initiate a pivotal trial for KP484 and for general corporate purposes.

●	Announced Positive Topline Results from Intranasal Human Abuse Potential Trial of KP415 Prodrug

On September 17, 2018, KemPharm announced topline results from its intranasal (IN) human abuse potential (HAP) clinical trial of serdexmethylphenidate (SDX, a prodrug of d-methylphenidate, or KP415 Prodrug), the major active pharmaceutical ingredient (API) in KP415 and KP484, KemPharm’s investigational product candidates for the treatment of ADHD. In the IN HAP trial (KP415.A02), SDX produced significantly lower scores on the primary endpoint, maximal Drug Liking (Emax), and other abuse-related endpoints, compared to intranasal d-methylphenidate hydrochloride, indicating that SDX is not efficiently converted to active d-methylphenidate when snorted.

●	Announced Positive Topline Results from Oral Human Abuse Potential Trial of KP415 Prodrug

On September 11, 2018, KemPharm announced positive topline results from its oral HAP clinical trial of SDX. Results from the oral HAP trial (KP415.A01) indicate that the prodrug component of KP415 may have lower abuse potential compared to Focalin® XR (d-methylphenidate extended release capsules), a schedule II controlled substance, even when SDX is administered at oral doses up to 1.5 times higher than Focalin® XR on a molar basis. KemPharm will be presenting the data from all three HAP trials (intranasal, oral and intravenous), as well as the tampering study results, to the U.S. Food and Drug Administration as part of its human abuse potential assessment for SDX in the KP415 NDA.

●	Announced Positive Topline Results from KP415.E01 Efficacy and Safety Trial in Children With ADHD

On July 9, 2018, KemPharm announced top line results from a pivotal efficacy and safety clinical trial of KP415, its investigational ADHD product candidate that contains SDX and d-methylphenidate. Results from the trial (KP415.E01) indicated that KP415 successfully met the primary efficacy endpoint in patients with ADHD between the ages of 6 and 12 years. Analysis of a number of secondary endpoints, suggests an onset of action at 30 minutes with efficacy lasting up to 13 hours post-dose.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s product pipeline is focused on the high need areas of ADHD, pain and other central nervous system disorders, and its co-lead clinical development candidates are KP415 and KP484, both based on a prodrug of d-methylphenidate, but with differing extended-release/effect profiles, are intended for the treatment of ADHD. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2017, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission. KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor/Media Contacts:
Jason Rando / Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	13,330	6,293	35,455	15,057
General and administrative	2,992	3,319	9,544	10,159
Severance expense	1,636	—	1,636	—
Total operating expenses	17,958	9,612	46,635	25,216
Loss from operations	(17,958)	(9,612)	(46,635)	(25,216)
Other (expense) income:
Interest expense related to amortization of debt issuance costs and discount	(326)	(391)	(1,106)	(1,171)
Interest expense on principal	(1,367)	(1,448)	(4,228)	(4,332)
Fair value adjustment related to derivative and warrant liability	4,468	1,312	289	(2,381)
Interest and other income, net	52	154	290	268
Total other (expense) income	2,827	(373)	(4,755)	(7,616)
Loss before income taxes	(15,131)	(9,985)	(51,390)	(32,832)
Income tax benefit	60	4	107	12
Net loss	$(15,071)	$(9,981)	$(51,283)	$(32,820)

Net loss per share:
Basic and diluted	$(0.94)	$(0.68)	$(3.33)	$(2.24)

Weighted average number of shares of common stock outstanding:
Basic and diluted	16,033,923	14,657,430	15,385,663	14,651,371

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,788	$10,871
Restricted cash	1,100	1,100
Marketable securities	11,239	31,358
Trade date receivables	—	2,005
Prepaid expenses and other current assets	2,610	1,662
Total current assets	16,737	46,996
Property and equipment, net	1,817	2,004
Long-term investments	—	3,250
Other long-term assets	183	206
Total assets	$18,737	$52,456

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$14,677	$7,875
Current portion of convertible notes	3,333	3,333
Current portion of capital lease obligation	210	189
Other current liabilities	103	112
Total current liabilities	18,323	11,509
Convertible notes, less current portion, net	87,171	89,398
Derivative and warrant liability	7,420	7,709
Capital lease obligation, less current portion	451	562
Other long-term liabilities	717	794
Total liabilities	114,082	109,972

Stockholders' deficit:
Common stock, $0.0001 par value, 250,000,000 shares authorized, 16,042,018 shares issued and outstanding as of September 30, 2018 (unaudited); 14,657,430 shares issued and outstanding as of December 31, 2017	2	1
Additional paid-in capital	120,662	107,209
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of September 30, 2018 (unaudited) and December 31, 2017	—	—
Accumulated deficit	(216,009)	(164,726)
Total stockholders' deficit	(95,345)	(57,516)
Total liabilities and stockholders' deficit	$18,737	$52,456